EXHIBIT 4.2


                               AMENDMENT NO. 2 TO
                     SHAREHOLDER PROTECTION RIGHTS AGREEMENT


     THIS AMENDMENT NO. 2 dated as of May 10, 2001 (the "Amendment") to the Shareholder Protection Rights Agreement dated as of September 15, 1997, as amended by Amendment No. 1 thereto dated March 16, 1999 (the "Agreement"), between CollaGenex Pharmaceuticals, Inc., a Delaware company (the "Company") and American Stock Transfer & Trust Company, as Rights Agent (the "Agent").

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  AMENDMENT.  The  definition  of an  Acquiring  Person,  as contained in
Section 1.1 of the Agreement shall be revised in its entirety to read as follows:

     ""Acquiring Person" shall mean any Person who is a Beneficial Owner of more than the Specified Percentage of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include any Person (i) who is the Beneficial Owner of more than the Specified Percentage (as defined below) of the outstanding shares of Common Stock on the date of this Agreement, or who shall become the Beneficial Owner of more than the Specified Percentage of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, or who shall become the Beneficial Owner of more than the Specified Percentage of the outstanding shares of Common Stock as a result of the transactions contemplated by that certain Stock Purchase Agreement dated March 1999, by and among the Company and the Investor and Purchasers set forth therein, until such time as any of such Persons shall become the Beneficial Owner (other than by means of a stock dividend or stock split) after the date hereof of an additional 1% of the outstanding shares of Common Stock, provided, that, for the purpose of determining whether any
     Person has become the Beneficial Owner of an additional 1% of the outstanding shares of Common Stock, compensatory management stock options and other stock-based management awards issued by the Company subsequent to the date of this Agreement shall not be included, (ii) who becomes the Beneficial Owner of more than the Specified Percentage of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of more than the Specified Percentage of the outstanding shares of Common Stock or (iii) who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an "Option Holder") by the Company in connection with an agreement to
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     merge with, or acquire,  the Company  entered into prior to a Flip-in Date,
     (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock), Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option,
     and   (C) shares  of  Common  Stock  (or   securities   convertible   into,
     exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Option Holder after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock. In addition, the Company, any wholly-owned Subsidiary (as defined below) of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the Company shall not be an Acquiring Person. For purposes of clarification, the word "promptly," as used in subsection (ii) of this definition of "Acquiring Person," shall mean the divestiture by such Person of such ownership within thirty (30) days of first having knowledge of such ownership, provided they thereafter divest within such thirty (30) day period or, if such thirty
     (30) day period ends on a date on which such Person is prohibited from divesting shares of Common Stock pursuant to the terms of the Company's "insider trading policy" or "blackout period" then in effect, within five
     (5) days of the termination of such restricted trading period (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of more than the Specified Percentage of the outstanding shares of Common Stock, without triggering the Rights Plan."

     2. EFFECT ON THE AGREEMENT. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

     3. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

     4.  COUNTERPARTS.  This   Amendment   may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

     5. EFFECTIVE DATE. This Amendment shall be effective immediately upon execution by the Company and the Agent.

                                   * * * * * *

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     IN WITNESS WHEREOF,  the parties have executed and delivered this Amendment as of the date first above written.

                                 COLLAGENEX PHARMACEUTICALS, INC.


                                 By: /s/ Nancy C. Broadbent
                                     --------------------------------------
                                     Nancy C. Broadbent
                                     Vice President and Chief Financial Officer


                                 AMERICAN STOCK TRANSFER & TRUST COMPANY


                                 By: /s/ Herbert J. Lemmer
                                     --------------------------------------
                                     Herbert J. Lemmer
                                     Vice President









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